                 HEALTHSOURCE, INC. 1996 NON-EMPLOYEE
                      DIRECTOR STOCK OPTION PLAN

SECTION 1.      PURPOSE

        The Healthsource, Inc. 1996 Non-Employee Director Stock Option Plan (the "Plan") has been adopted to promote the long-term growth and financial success of Healthsource, Inc. (the "Company") by attracting and retaining highly capable and knowledgeable non-employee directors and promoting a greater interest between the Company's non-employee directors and its stockholders.

SECTION 2.      DEFINITIONS

        * "Award" means any grant of an Option under the Plan.

        * "Board" means the Company's Board of Directors.

        * "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        * "Committee" means the Compensation Committee appointed by the Company's Board of Directors which shall meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as the same may be amended from time to time.

        * "Common Stock" means the Common Stock, $.10 par value, of the Company.

        * "Company" means Healthsource, Inc., a corporation established under the laws of the State of New Hampshire, and any Subsidiary.

        * "Eligible Director" means a Director of the Board who is not an employee of the Company or any Subsidiary as of the time Options are Awarded pursuant to the Plan.

        * "Fair Market Value" means (i) the last reported sale price at which the Common Stock is traded on such date or, if no Common Stock is traded on such date, the most recent date on which Common Stock was traded, as reflected on such public markets including but not limited to the New York Stock Exchange, NASDAQ National Market System or any other national securities exchange or association; (ii) the mean value between the bid and asked price on such date or the most recent trading date if the Common Stock is not listed on a national securities exchange and is traded over-the-counter; (iii) if the Common Stock is not traded over-the-counter or otherwise, the value will be set by the Board based upon reasonable methods of valuation which the Board, in its sole discretion, shall employ based upon the advise of counsel and experts as the Board shall retain to assist in its determination, but in no event shall the Fair Market Value be less than the book value of the Shares.

        * "1934 Act" means the Securities Exchange Act of 1934, as the same may be amended.

        * "Shares" means shares of the Common Stock, $.10 par value, of the Company.

        * "Option" means the right to purchase a specified number of Shares at a specified price during a specified period which is not intended to meet the requirements of Section 422A of the Code or any successor provision.

        * "Subsidiary" means a corporation, partnership or other business entity in which the Company has an ownership interest.

SECTION 3.      EFFECTIVE DATES

        The Plan shall be in effect as of May 14, 1996 upon approval by the shareholders of the Company. No Awards may be made under the Plan after the Annual Meeting of Shareholders of the Company in 2002.

SECTION 4.      PLAN ADMINISTRATION

        The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems necessary. All determinations by the Committee shall be final and binding upon the Company and the holder of any Option Awarded under the Plan.

SECTION 5.      STOCK AVAILABLE FOR AWARDS

        (a) Common Shares Available. The maximum number of Shares available from time to time for Awards under the Plan shall be a number equal to the number of Directors serving at such time multiplied by 90,000, subject to adjustment as provided in paragraph (b) below.

        (b) Adjustments and Reorganizations. The aggregate number of Shares available for Options under the Plan, the Shares subject to any Option and the price per Share shall all be proportionally adjusted for any increase or decrease in the number of issued Shares subsequent to the effective date of the Plan resulting from: (i) a subdivision or consolidation of shares or any other capital adjustment; (ii) the payment of a stock dividend; or (iii) any other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, all Options outstanding under the Plan shall terminate; provided, however, that each holder of an Option
(and each other person entitled under Section 7 to exercise an Option) shall have the right, immediately prior to such dissolution or liquidation, or such merger of consolidation, to exercise such Option in whole or in part, but only to the extent that such Option is otherwise exercisable under the terms of the Plan.

        (c) Common Stock Usage. The Shares underlying any Award which is forfeited, canceled, reacquired by the Company, satisfied without issuance of Common Stock or otherwise terminated (other than by exercise) shall be added back to the Shares of Common Stock available for issuance under this Plan.

SECTION 6.      STATUS OF AWARDS

        All Awards under the Plan shall be non-qualified stock options not intended to qualify under Section 422a of the Code.

SECTION 7.      GENERAL PROVISIONS AND TERMS APPLICABLE TO AWARDS

        Each Option Awarded to an Eligible Director under the Plan, and the issuance of Shares pursuant thereto, shall be subject to the following terms:

        (a) Form of Option. Each Option Awarded under the Plan shall be evidenced by an Option instrument duly executed on behalf of the Company by an officer delegated such authority by the Committee, using either manual or facsimile signature. Each Option shall comply with and be subject to the terms and conditions of the Plan. Any
Option may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

        (b) Size of Award. An Option to purchase forty-five thousand (45,000) Shares of Common Stock (as adjusted pursuant to Section 5(b)) shall be Awarded automatically to each Eligible Director serving as such at the conclusion of the 1996 Annual Meeting of Shareholders of the Company (an
"Annual Meeting"). An additional Option to purchase forty-five thousand (45,000) Shares (as adjusted pursuant to Section 5(b)) shall be awarded automatically to each Eligible Director serving as such at the conclusion of the 1999 Annual Meeting. An Eligible Director appointed or elected (i) subsequent to the 1996 Annual Meeting and prior to the 1999 Annual Meeting or (ii) subsequent to the 1999 Annual Meeting and prior to the 2002 Annual Meeting, shall be Awarded as of the date of such appointment or election an Option to purchase a number of Shares corresponding to the number of whole years remaining until the 1999 Annual Meeting or the 2002 Annual Meeting, as the case may be, multiplied by fifteen thousand (15,000) plus Pro-Rated Shares (as defined) (as adjusted pursuant to Section 5(b)). "Pro-Rated Shares" shall equal fifteen thousand (15,000) (as adjusted pursuant to Section 5(b)) multiplied by the fraction of a year represented by the number of whole months remaining from such director's appointment or election until the next Annual Meeting. In no event shall any individual Eligible Director be Awarded Options to purchase more than ninety thousand (90,000) Shares (as adjusted pursuant to Section 5(b)) over the term of the Plan.

        (c) Exercise Price. The Option exercise price per Share shall not be less that 110% of the Fair Market Value of the Shares (as defined in Section 2) at the time the Option is Awarded.

        (d) Vesting. Options granted at an Annual Meeting shall vest and become exercisable by an Eligible Director as to fifteen thousand (15,000) Shares (subject to adjustment in accordance with Section 5(b)) on each succeeding Annual Meeting date following the Award of such Options, provided the Eligible Director continues to serve as a director of the Company on such date. In the event that an Eligible Director is Awarded an Option which includes Pro-Rated Shares, such Option shall vest and become exercisable (i) as to such Pro-Rated Shares on the later of the next succeeding Annual Meeting date or the date which is six (6) months from the date such Option is Awarded and (ii) as to the remaining Shares for which options were granted fifteen thousand (15,000) Shares on each succeeding Annual Meeting date, provided the Eligible Director continues to serve as a director of the Company on such date.

        (e) Exercise Procedure. Any vested and exercisable Option may be exercised in whole or in part at any time during the Option period by giving written notice, signed by the person exercising the Option, to the Company stating the number of Shares for which the Option is being exercised, accompanied by payment in full of the Option exercise price for the number of Shares to be purchased. The date on which both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise of the Option as to such number of Shares. No Option may be exercised with respect to a fractional Share.

        (f) Payment of Exercise Price. Payment of the Option exercise price may be in cash equivalent (cash, bank-certified, cashier's or personal check), owned stock or some combination, including by means of any "cashless exercise" program then in effect and approved by the Company.

        (g) Termination. Each Option shall expire ten (10) years from its date of Award, but shall be subject to earlier termination as follows:

                (i) In the event of the termination of service as a director for any reason other than retirement, disability or death, any outstanding, vested (as pursuant to Section 7(d)), Options shall be exercisable within thirty (30) days after the effective date of such termination, following which any unexercised Options shall expire.

                  (ii) In the event of the termination of service as a director by reason of retirement, disability or death, any outstanding, vested Options (as pursuant to Section 7(d)) Options shall be immediately exercisable and each such Option shall expire on the stated expiration date. Exercise of a deceased director's Options that remain exercisable shall be by the estate of such Option holder or by a person or persons whom the Option holder has designated in writing and filed with the Company, or, if no such designation has been made, by the person or persons to whom the Option holder's rights have passed by will or the laws of descent and distribution.

         (h) Nontransferability. The right of any Option holder to exercise an Option Awarded under the Plan shall, during the lifetime of such Option holder, not be assignable or transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

         (i) No Rights as a Stockholder. Neither the recipient of an Option under the Plan, nor an Option holder's successor(s) in interest, shall have any rights as a stockholder of the Company with respect to any Shares subject to an Option Awarded to such person until the date of issuance of a certificate for such Shares.

         (j) No Right to Employment. Neither the Plan, nor the Awarding of an Option, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a director for any period of time or at any particular rate of compensation.

SECTION 8.  CHANGE IN CONTROL PROVISION

     In the event of a "Change in Control" of the Company (or the removal of a director in connection with such a "Change in Control"), all Options Awarded pursuant to the Plan shall become immediately vested and each Option holder shall have the right to exercise such Options pursuant to their terms without regard to (i) any future vesting requirements contained in such Options or (ii) whether the recipient continues to serve as an Eligible Director of the Company at the time of exercise of the Option; provided, however, that in no event shall the Options be exercisable more than ten (10) years from the date of the corresponding Award. A "Change in Control" is defined as any sale or transfer of a majority of the assets of the Company, a sale or transfer (through a merger or otherwise) of greater than fifty percent (50%) of the outstanding stock of the Company, the public announcement of a tender offer for more than 30% of the outstanding stock of the Company, a change in the composition of a majority of the Board of Directors of the Company, or the execution by the Company of any agreement providing for any of the foregoing. Any Option not so exercised prior to the consummation of the event giving rise to the Change in Control shall remain exercisable, subject to adjustment as provided herein, for the remainder of the term of the Option.

SECTION 9.  EXPENSES OF THE PLAN

     All costs and expenses of the adoption and administration of the Plan shall be borne by the Company, and none of such charges shall be charged to any Option holder.

SECTION 10.  AGREEMENT AND REPRESENTATION OF DIRECTOR

     As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any Shares acquired upon exercise are being acquired for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any government agency. Inability of the Company to obtain from any regulatory body or authority the approvals deemed necessary by the Company's counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company from any liability in respect to the non-issuance or sale of such Shares unless and until said approvals are obtained.

SECTION 11.  TERMINATION AND AMENDMENT OF THE PLAN

        The Board may amend, terminate or suspend the Plan at any time, at its sole discretion; provided, however, that if required to qualify the Plan under Rule 16b-3 under Section 16 of the 1934 Act, as amended, no amendment shall be made more than once every six months that would change the amount, price or timing of Awards, other than to comply with changes in the Code, the Employee Retirement
Income Security Act or the rules and regulations thereunder, and provided, further, that if required to qualify the Plan under Rule 16b-3, no amendment would: (a) materially increase the number of Shares that may be issued under the Plan; (b) materially modify the requirements as to eligibility for participation in the Plan; or (c) otherwise materially increase the benefits accruing to participants under the Plan.

SECTION 12.  RESERVATION OF SHARES OF STOCK

        The Company, during the term of the Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of Shares that shall be sufficient to satisfy the requirements of the Plan.



                                 -23-